Exhibit 99.1

Contact:

Media: Lena Funston (509) 495-8090 lena.funston@avistacorp.com

Investors: Stacey Wenz (509) 495-2046 stacey.wenz@avistacorp.com

Avista 24/7 Media Access (509) 495-4174

Avista Corp. Reports Financial Results for the Third Quarter of 2024

•
Quarterly results demonstrate continued improvement at core utility from 2023
•
Expect to be at the low end of Avista Utilities guidance range
•
Lowering earnings guidance for our other businesses due to lower than expected investment valuations

SPOKANE, Wash. – Nov. 6, 2024, 4:05 a.m. PDT: Avista Corp. (NYSE: AVA) today announced financial results for the third quarter of 2024. Net income and earnings per diluted share for the third quarter and year-to-date 2024 compared to the same periods in 2023 are presented in the table below (dollars in thousands, except per-share data):

	Third Quarter		Year-to-Date
	2024	2023	2024	2023
Net Income (Loss) by Business Segment:
Avista Utilities	$19,803	$13,498	$111,246	$83,935
AEL&P	41	288	5,061	5,689
Other	(1,357)	930	(3,467)	(2,579)
Total net income	$18,487	$14,716	$112,840	$87,045
Earnings (Loss) per Diluted Share by Business Segment:
Avista Utilities	$0.25	$0.18	$1.42	$1.10
AEL&P	—	—	0.06	0.07
Other	(0.02)	0.01	(0.04)	(0.03)
Total earnings per diluted share	$0.23	$0.19	$1.44	$1.14

“Our consolidated financial results reflect continued improvement from 2023. With headwinds from higher than expected power supply, medical and bad debt costs, and ongoing legal expenses, we expect to be at the low end of the Avista Utilities guidance range. We continue to focus on the execution of our regulatory strategy as we seek recovery of our costs in each of our jurisdictions. We expect a constructive rate order for our Washington general rate cases in mid-December, and earlier this month, filed a general rate case in Oregon. We plan to file our next case in Idaho in early 2025," said Avista CEO Dennis Vermillion.

"We're excited to join the North Plains Connector transmission line project, and have signed a non-binding memorandum of understanding. This transmission line will be constructed with endpoints near Bismarck, North Dakota and Colstrip, Montana, which will improve regional reliability, diversify available resources, and support demand growth.

"With regard to our other businesses, we expected the private equity markets which drive valuations in our other businesses would improve in the latter half of 2024. That improvement has not materialized, and as a result, we are lowering our consolidated earnings guidance by $0.10 to $2.26 to $2.46 per diluted share for 2024," Vermillion added.

Non-GAAP Financial Measures

The tables below include electric and natural gas utility margin, two financial measures that are considered “non-GAAP financial measures.” The most directly comparable measure calculated and presented in accordance with GAAP is utility operating revenues.

The presentation of electric and natural gas utility margin is intended to enhance the understanding of operating performance, as it provides useful information to investors in their analysis of how changes in loads (due to weather, economic or other conditions), rates, supply costs and other factors impact our results of operations. These measures are not intended to replace utility operating revenues as determined in accordance with GAAP as an indicator of operating performance.

The following table reconciles Avista Utilities' operating revenues to utility margin (pre-tax and after-tax) for the three and nine months ended September 30 (dollars in thousands):

	Operating Revenues	Resource Costs	Utility Margin (Pre-Tax)	Income Taxes (a)	Utility Margin (Net of Tax)
For the three months ended Sept. 30, 2024:
Electric	$316,692	$107,411	$209,281	$43,949	$165,332
Natural Gas	73,522	39,726	33,796	7,097	26,699
Less: Intracompany	(6,468)	(6,468)	—	—	—
Total	$383,746	$140,669	$243,077	$51,046	$192,031
For the three months ended Sept. 30, 2023:
Electric	$309,027	$116,729	$192,298	$40,383	$151,915
Natural Gas	74,323	43,741	30,582	6,422	24,160
Less: Intracompany	(13,677)	(13,677)	—	—	—
Total	$369,673	$146,793	$222,880	$46,805	$176,075
For the nine months ended Sept. 30, 2024:
Electric	$973,059	$364,798	$608,261	$127,734	$480,527
Natural Gas	411,379	226,446	184,933	38,836	146,097
Less: Intracompany	(14,942)	(14,942)	—	—	—
Total	$1,369,496	$576,302	$793,194	$166,570	$626,624
For the nine months ended Sept. 30, 2023:
Electric	$849,454	$301,764	$547,690	$115,015	$432,675
Natural Gas	378,242	206,460	171,782	36,074	135,708
Less: Intracompany	(29,277)	(29,277)	—	—	—
Total	$1,198,419	$478,947	$719,472	$151,089	$568,383
(a)
Income taxes for 2024 and 2023 were calculated using Avista Corp.'s federal statutory tax rate of 21 percent.

Analysis of 2024 Consolidated Earnings

The table below presents the change in net income and diluted earnings per share for the third quarter and year-to-date 2024 as compared to the same periods in 2023, as well as the various factors, shown on an after-tax basis, that caused such change (dollars in thousands, except per-share data):

	Third Quarter		Year-to-Date
	Net Income (a)	Earnings per Share	Net Income (a)	Earnings per Share
2023 consolidated earnings	$14,716	$0.19	$87,045	$1.14
Changes in net income and diluted earnings per share:
Avista Utilities
Electric utility margin (b)	13,417	0.17	47,852	0.61
Natural gas utility margin (c)	2,539	0.03	10,389	0.13
Other operating expenses (d)	(3,552)	(0.04)	(13,176)	(0.17)
Depreciation and amortization (e)	(710)	(0.01)	(4,008)	(0.05)
Interest expense (f)	(1,474)	(0.02)	(3,803)	(0.04)
Other	(2,230)	(0.03)	(806)	(0.01)
Income tax at effective rate (g)	(1,685)	(0.02)	(9,137)	(0.11)
Dilution on earnings	n/a	(0.01)	n/a	(0.04)
Total Avista Utilities	6,305	0.07	27,311	0.32
AEL&P earnings	(247)	—	(628)	(0.01)
Other businesses earnings	(2,287)	(0.03)	(888)	(0.01)
2024 consolidated earnings	$18,487	$0.23	$112,840	$1.44

(a)
The tax impact of each line item was calculated using Avista Corp.'s federal statutory tax rate of 21 percent.
(b)
Electric utility margin increased due to the effects of our general rate cases. Year-to-date, we had a $7.8 million pre-tax expense under the Energy Recovery Mechanism (ERM) in both 2024 and 2023. The expense under the ERM in the first three quarters of 2024 was primarily due to below normal hydroelectric generation and the impacts of high purchased power costs during a cold weather event in mid-January.
(c)
Natural gas utility margin increased and was impacted primarily by the effects of our general rate cases.
(d)
Other operating expenses increased year-to-date primarily due to increased maintenance for thermal generation, bad debt, legal and medical expenses. In addition, net amortizations and deferrals associated with wildfire mitigation costs have increased, with corresponding increases to revenue which result in no impact to earnings.
(e)
Depreciation and amortization increased primarily due to additions to utility plant.
(f)
Interest expense increased primarily due to increased interest rates and increased borrowings outstanding compared to 2023.

(g)
Our effective tax rate in the first three quarters of 2024 was positive 2.0 percent compared to negative 22.9 percent in the prior year. The expected effective tax rate for 2024 is positive 1.4 percent. We expect the tax customer credits in 2024 to be approximately half of the amounts recognized in 2023, due to a tranche of these credits being fully returned to customers as of the fourth quarter of 2023.

Liquidity and Capital Resources

Liquidity

During 2024, we expect to issue approximately $70 million of common stock (including $35.7 million of common stock issued during the first three quarters of the year). We do not expect to issue additional long-term debt in 2024.

As of Sept. 30, 2024, we had $212.3 million of available liquidity under the Avista Corp. committed line of credit, and $43.0 million of available liquidity under our letter of credit facility. AEL&P had $20.7 million available under their line of credit as of Sept. 30, 2024.

Capital Expenditures and Other Investments

Avista Utilities' capital expenditures were $389.1 million and AEL&P's capital expenditures were $16.3 million in the first three quarters of 2024.

We expect capital expenditures to be about $515 million at Avista Utilities and $21 million at AEL&P for 2024. Our Avista Utilities planned capital expenditures for the next three years are $525 million in 2025, $575 million in 2026, and $600 million in 2027.

In addition, we expect to invest $10 million in 2024 at our other businesses related to non-regulated investment opportunities and economic development projects in our service territory. Of this amount, $7.6 million has been invested year-to-date.

2024 Earnings Guidance and Outlook

Avista Corp. is lowering its 2024 consolidated earnings guidance to a range of $2.26 to $2.46 per diluted share as a result of lower-than-expected valuations at our other businesses.

Including the expected ERM impact of negative $0.08 per diluted share, we expect Avista Utilities to contribute near the low end of the range of $2.23 to $2.39 per diluted share in 2024.

We expect AEL&P to contribute in the range of $0.09 to $0.11 per diluted share in 2024.

Valuations in the private equity markets have not recovered to the degree we expected. As a result, we now expect our other businesses to have a net loss in the range of $0.06 to $0.04 per diluted share in 2024.

Our guidance does not include the effect of unusual or non-recurring items until the effects are probable. Various factors could cause actual results to differ materially from our expectations,

including our earnings guidance. Please refer to our 10-K for 2023, our 10-Q for the third quarter of 2024, and the cautionary statements below, for a full discussion of these factors.

NOTE: We will host a conference call with financial analysts and investors on Nov. 6, 2024, at 10:30 a.m. ET to discuss this news release. This call can be accessed on Avista’s website at investor.avistacorp.com. You must register for the call via the link at Avista’s website (investor.avistacorp.com) to access the call-in details for the webcast. A replay of the webcast will be available for one year on the Avista Corp. web site at investor.avistacorp.com.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 420,000 customers and natural gas to 381,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.7 million. AERC is an Avista subsidiary that, through its subsidiary AEL&P, provides retail electric service to 18,000 customers in the city and borough of Juneau, Alaska. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

Utility Regulatory Risk

state and federal regulatory decisions or related judicial decisions that affect our ability to recover costs and earn a reasonable return including, but not limited to, disallowance or delay in the recovery of capital investments, operating costs, commodity costs, the ordering of refunds to customers and discretion over allowed return on investment; the loss of regulatory accounting treatment, which could require the write-off of regulatory assets and the loss of regulatory deferral and recovery mechanisms;

Operational Risk

weather conditions, which affect both energy demand and electric generating capability, including the impact of precipitation and temperature on hydroelectric resources, the impact of wind patterns on wind-generated power, weather-sensitive customer demand, and similar impacts on supply and demand in the wholesale energy markets; wildfires ignited, or allegedly ignited, by our equipment or facilities could cause significant loss of life and property or result in liability for resulting fire suppression costs and/or damages, thereby causing serious operational, reputational and financial harm; severe weather or natural disasters, including, but not limited to, avalanches, wind storms, wildfires, earthquakes, extreme temperature events, snow and ice storms that could disrupt energy generation, transmission and distribution, as well as the availability and costs of fuel, materials, equipment, supplies and support services; political unrest and/or conflicts between foreign nation-states, which could disrupt the global, national and local economy, result in increases in operating and capital costs, impact energy commodity prices or our ability to access energy resources, create disruption in supply chains, disrupt, weaken or create volatility in capital markets, and increase cyber and physical security risks. In addition, any of these factors could negatively impact our liquidity and limit our access to capital, among other implications; explosions, fires, accidents, mechanical breakdowns or other incidents that could impair assets and may disrupt operations of our generation facilities, transmission, and electric and natural gas distribution systems or other operations and may require us to purchase replacement power or incur costs to repair our facilities; interruptions in the delivery of natural gas by our suppliers, including physical problems with pipelines themselves, can disrupt our service of natural gas to our customers and/or impair our ability to operate gas-fired electric generating facilities; explosions, fires, accidents or other incidents arising from or allegedly arising from our operations that could cause injuries to the public or property damage; blackouts or disruptions of interconnected transmission systems (the regional power grid); terrorist attacks, cyberattacks or other malicious acts that could disrupt or cause damage to our utility assets or to the national or regional economy in general, including effects of terrorism, cyberattacks, ransomware, or vandalism that damage or disrupt information technology systems; pandemics, which could disrupt our business, as well as the global, national and local economy, resulting in a decline in customer demand, deterioration in the creditworthiness of our customers, increases in operating and capital costs, workforce shortages, losses or disruptions in our workforce due to vaccine mandates, delays in capital projects, disruption in supply chains, and disruption, weakness and volatility in capital markets. In addition, any of these factors could negatively impact our liquidity and limit our access to capital, among other implications; work-force issues, including changes in collective bargaining unit agreements, strikes, work stoppages, the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; changes in the availability and price of purchased power, fuel and natural gas, as well as transmission capacity; increasing costs of insurance, more restrictive coverage terms and our ability to obtain insurance; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; increasing health care costs and cost of health insurance provided to our employees and retirees; increasing operating costs, including effects of inflationary pressures; third party construction of buildings, billboard signs, towers or other structures within our rights of way, or placement of fuel containers within close proximity to our transformers or other equipment, including overbuilding atop natural gas distribution lines; the loss of key suppliers for materials or services or other disruptions to the supply chain; adverse impacts to our Alaska electric utility (AEL&P) that could result from an extended outage of its hydroelectric generating resources or their inability to deliver energy, due to their lack of interconnectivity to other electrical grids and the availability or cost of replacement power (diesel); changing river or reservoir regulation or operations at hydroelectric facilities not owned by us, which could impact our hydroelectric facilities downstream;

Climate Change Risk

increasing frequency and intensity of severe weather or natural disasters resulting from climate change, that could disrupt energy generation, transmission and distribution, as well as the availability and costs of fuel, materials, equipment, supplies and support services; change in the use, availability or abundancy of water resources and/or rights needed for operation of our hydroelectric facilities, including impacts resulting from climate change; changes in the long-term climate and weather could materially affect, among other things, customer demand, the volume and timing of streamflows required for hydroelectric generation, costs of generation, transmission and distribution. Increased or new risks may arise from severe weather or natural disasters, including wildfires as well as their increased occurrence and intensity related to changes in climate;

Cybersecurity Risk

cyberattacks on the operating systems used in the operation of our electric generation, transmission and distribution facilities and our natural gas distribution facilities, and cyberattacks on such systems of other energy companies with which we are interconnected, which could damage or destroy facilities or systems or disrupt operations for extended periods of time and result in the incurrence of liabilities and costs; cyberattacks on the administrative systems used in the administration of our business, including customer billing and customer service, accounting, communications, compliance and other administrative functions, and cyberattacks on such systems of our vendors and other companies with which we do business, resulting in the disruption of business operations, the release of private information and the incurrence of liabilities and costs;

Technology Risk

changes in technologies, possibly making some of the current technology we utilize obsolete or introducing new cyber security risks and other new risks inherent in the use, by either us or our counterparties, of new technologies in the developmental stage including, without limitation, generative artificial intelligence; changes in the use, perception, or regulation of generative artificial intelligence technologies, which could limit our ability to utilize such technology, create risk of enhanced regulatory scrutiny, generate uncertainty around intellectual property ownership, licensing or use, or which could otherwise result in risk of damage to our business, reputation or financial results; changes in costs that impede our ability to implement new information technology systems or to operate and maintain current production technology; insufficient technology skills, which could lead to the inability to develop, modify or maintain our information systems;

Strategic Risk

growth or decline of our customer base due to new uses for our services or decline in existing services, including, but not limited to, the effect of the trend toward distributed generation at customer sites; the potential effects of negative publicity regarding our business practices, whether true or not, which could hurt our reputation and result in litigation or a decline in our common stock price; changes in our strategic business plans, which could be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses and the extent of our business development efforts where potential future business is uncertain; wholesale and retail competition including alternative energy sources, growth in customer-owned power resource technologies that displace utility-supplied energy or may be sold back to the utility, and alternative energy suppliers and delivery arrangements; non-regulated activities may increase earnings volatility and result in investment losses; the risk of municipalization or other forms of service territory reduction;

External Mandates Risk

changes in environmental laws, regulations, decisions and policies, including, but not limited to, regulatory responses to concerns regarding climate change, efforts to restore anadromous fish in areas currently blocked by dams, more stringent requirements related to air quality, water quality and waste management, present and potential environmental remediation costs and our compliance with these matters; the potential effects of initiatives, legislation or administrative rulemaking at the federal, state or local levels, including possible effects on our generating resources, prohibitions or restrictions on new or existing services, or restrictions on greenhouse gas emissions to mitigate concerns over climate changes, including future limitations on the usage and distribution of natural gas; political pressures or regulatory practices that could constrain or place additional cost burdens on our distribution systems through accelerated adoption of distributed generation or electric-powered transportation or on our energy supply sources, such as campaigns to halt fossil fuel-fired power generation and opposition to other thermal generation, wind turbines or hydroelectric facilities; failure to identify changes in legislation, taxation and regulatory issues that could be detrimental or beneficial to our overall business; policy and/or legislative changes in various regulated areas, including, but not limited to, environmental regulation, healthcare regulations and import/export regulations;

Financial Risk

our ability to obtain financing through the issuance of debt and/or equity securities and access to our funds held with financial institutions, which could be affected by various factors including our credit ratings, interest rates, other capital market conditions and global economic conditions; changes in interest rates that affect borrowing costs, variable interest rate borrowing and the extent to which we recover interest costs through retail rates collected from customers; volatility in energy commodity markets that affect our ability to effectively hedge energy commodity risks, including cash flow impacts and requirements for collateral; volatility in the carbon emissions allowances market that could result in increased compliance costs; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension and other postretirement benefit plans, which could affect future funding obligations, pension and other postretirement benefit expense and the related liabilities; the outcome of legal proceedings and other contingencies; economic conditions in our service areas, including the economy's effects on customer demand for utility services; economic conditions nationally may affect the valuation of our unregulated portfolio companies; declining electricity demand related to customer energy efficiency, conservation measures and/or increased distributed generation and declining natural gas demand related to customer energy efficiency, conservation measures and/or increased electrification; industry and geographic concentrations which could increase our exposure to credit risks due to counterparties, suppliers and customers being similarly affected by changing conditions; deterioration in the creditworthiness of our customers; activist shareholders may result in additional costs and resources required in response to activist actions;

Energy Commodity Risk

volatility and illiquidity in wholesale energy markets, including exchanges, the availability of willing buyers and sellers, changes in wholesale energy prices that could affect operating income, cash requirements to purchase electricity and natural gas, value received for wholesale sales, collateral required of us by individual counterparties and/or exchanges in wholesale energy transactions and credit risk from such transactions, and the market value of derivative assets and liabilities; default or nonperformance on the part of parties from whom we purchase and/or sell capacity or energy; potential environmental regulations or lawsuits affecting our ability to utilize or resulting in the obsolescence of our power supply resources; explosions, fires, accidents, pipeline ruptures or other incidents that could limit energy supply to our facilities or our surrounding territory, which could result in a shortage of commodities in the market that could increase the cost of replacement commodities from other sources;

Compliance Risk

changes in laws, regulations, decisions and policies at the federal, state or local levels, which could materially impact both our electric and gas operations and costs of operations; and the ability to comply with the terms of the licenses and permits for our hydroelectric or thermal generating facilities at cost-effective levels.

For a further discussion of these factors and other important factors, please refer to our Quarterly report on Form 10-Q for the quarter ended Sept. 30, 2024. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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Issued by: Avista Corporation